Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES 31.2% INCREASE IN NET INCOME FOR THE FIRST QUARTER OF 2008

Jenkintown, PA (April 30, 2008) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $1.9 million for the quarter ended March 31, 2008, representing an increase of $456,000 or 31.2% over the comparable 2007 period. Basic and diluted earnings per share increased to $0.09 and $0.08, respectively, for the quarter compared to $0.06 and $0.06, respectively, for the first quarter of 2007. Earnings per share for the 2007 period have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on June 27, 2007.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “Our performance for the first quarter of 2008 is a direct result of successfully executing our business plan to deploy the capital that we raised in our second-step conversion in a responsible, conservative manner. This approach has shielded us from the turmoil in the subprime credit markets that has severely impacted other institutions. In fact, as other institutions have been forced to slash dividends in the face of the ongoing fallout, we were in the enviable position to increase our dividend this quarter. Going forward, we expect that the return to a normal yield curve will further improve our net interest income and our overall earnings.”

Net interest income was $6.9 million for the three months ended March 31, 2008, representing an increase of $1.4 million or 25.3% over the comparable 2007 period. Although our average interest rate spread decreased slightly to 1.90% for the first quarter of 2008 from 1.93% for the first quarter of 2007, our net interest margin increased 22 basis points to 2.72% for the first quarter of 2008 from 2.50% for the first quarter of 2007.

Interest income for the three months ended March 31, 2008 increased $977,000 or 7.4% over the comparable 2007 period to $14.2 million, primarily as a result of growth in the average balances of all categories of interest-earning assets. The average balance of our interest-earning assets increased $132.0 million or 15.0% to $1.0 billion for the quarter ended March 31, 2008 from $882.0 million for the quarter ended March 31, 2007. This increase was partially offset by a decrease in the aggregate average yield on those assets of 40 basis points to 5.60% for the first quarter of 2008 from 6.00% for the first quarter of 2007. This decrease in yield was primarily driven by a 51 basis point decrease in the average yield on our loans receivable.

Interest expense for the three months ended March 31, 2008 decreased $413,000 or 5.4% over the comparable 2007 period to $7.3 million, further increasing our net interest income quarter-over-quarter. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 37 basis points to 3.70% for the first quarter of 2008 from 4.07% for the first quarter of 2007. The average rate we paid on our total deposits decreased 39 basis points quarter-over-quarter, driven by a 60 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total interest-bearing liabilities increased $30.8 million to $789.3 million for the quarter ended March 31, 2008 from $758.5 million for the quarter ended March 31, 2007. Our average deposit balance grew by $32.8 million over this same period as a result of increases in all categories of interest-bearing deposits. The average balance of our advances from the Federal Home Loan Bank (“FHLB”) decreased $4.4 million to $188.7 million for the first quarter of 2008 from $193.1 million for the first quarter of 2007.

We made a $49,000 provision for loan losses during the first quarter of 2008 compared to a provision of $4,000 during the first quarter of 2007. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. Our loan portfolio at March 31, 2008 included an aggregate of $561,000 of non-performing loans compared to $1.6 million of non-performing loans at December 31, 2007. Our non-performing loans at March 31, 2008 consist primarily of one construction and one commercial real estate loan to one borrower with an aggregate balance of $468,000. During the first quarter of 2008, we foreclosed on the collateral properties underlying three other commercial real estate loans to this borrower. The aggregate balance of these loans, which had been previously placed on non-accrual status, was approximately $977,000 at the time of foreclosure. No loan balances were charged-off in conjunction with the acquisitions of these properties. At March 31, 2008, our non-performing loans amounted to 0.08% of loans receivable and our allowance for loan losses amounted to 329.8% of non-performing loans.

Our total non-interest income for the first quarter of 2008 amounted to $953,000, representing an increase of $266,000 or 38.7% from the first quarter of 2007. The increase was due primarily to an increase in income on bank owned life insurance (“BOLI”) of $298,000 that resulted mainly from the purchase of $20.0 million of additional BOLI during the third quarter of 2007. Partially offsetting this increase were decreases in service charge income and other non-interest income for the first quarter of 2008 compared to the first quarter of 2007, as well as a $12,000 aggregate loss on the sales of certain mortgage-backed securities during the first quarter of 2008.

Our total non-interest expense for the first quarter of 2008 amounted to $5.2 million, representing an increase of $989,000 or 23.6% from the first quarter of 2007. The largest increases were in salaries and employee benefits, occupancy, professional services and other non-interest expense. Salaries and employee benefits expense increased $538,000 quarter-over-quarter, due largely to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Salaries and employee benefits expense also increased due to an additional expense of $176,000 recognized during the first quarter of 2008 as the result of the issuance of awards to officers and employees under the 2007 Stock Option Plan (the “2007 SOP”) and the 2007 Recognition and Retention Plan (the “2007 RRP”) which were approved by shareholders in January 2008. Occupancy expense increased by $97,000, quarter-over-quarter, primarily as a result of our additional branches opened in Chalfont and Spring House, Pennsylvania during 2007 as well as additional equipment and computer costs for all of our facilities. The increase in professional services expense was due to increases in both legal and accounting fees. The increase in legal fees was due in part to expenses related to the special meeting of shareholders held in January 2008 as well as expenses incurred in connection with the resolution of certain non-performing loans. The increase in other non-interest expense was due largely to an additional expense of $71,000 for the issuance of awards to directors under the 2007 SOP and 2007 RRP.  Also contributing to the increase in other non-interest expense were increases in expenses for appraisal fees, office supplies, copying, postage, and deposit premiums as well as a $17,000 expense for real estate owned.

Income tax expense for the first quarter of 2008 amounted to $692,000 compared to $526,000 for the first quarter of 2007. Our effective tax rate held steady at 26.5% for both quarters. This occurred in part due to purchases of additional tax-exempt investments, including municipal bonds and BOLI, that allowed our tax-exempt income to increase as other sources of income were increasing. The increase in our provision for income taxes was a result of the increase in our pre-tax income.

The Company’s total assets increased $28.3 million, or 2.6%, to $1.1 billion at March 31, 2008 compared to $1.1 billion at December 31, 2007. Net loans receivable increased $11.6 million or 1.7% during the first quarter of 2008. The largest loan growth occurred in one- to four-family residential loans, which increased $11.7 million, and construction loans, which increased $5.9 million. Additionally, commercial business loans increased $2.9 million. These increases were partially offset by a $6.1 million decrease in home equity lines of credit, a $5.1 million decrease in multi-family residential and commercial real estate loans, and a $1.6 million decrease in consumer non-real estate loans. Our mortgage-backed securities increased $21.3 million as purchases of $28.1 million outpaced repayments, maturities and sales aggregating $8.3 million. Our investment securities decreased $6.1 million in the aggregate due primarily to $18.0 million in calls and maturities of agency bonds partially offset by $4.0 million in purchases of additional agency bonds and $6.1 million of municipal bonds.

Our total deposits increased $24.5 million or 4.0% to $634.1 million at March 31, 2008 compared to $609.6 million at December 31, 2007. The increase was due to growth in all types of deposit accounts. Although the largest increase in absolute dollars was in certificate of deposit accounts, which grew $14.1 million during the quarter, savings and money market accounts grew $6.2 million and checking accounts grew $4.1 million, resulting in an increase of $10.3 million in core deposits. Our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $3.0 million during the first quarter of 2008. Advances from the Federal Home Loan Bank decreased $1.7 million to $187.9 million at March 31, 2008.

Our total stockholders’ equity increased slightly to $250.0 million at March 31, 2008 from $249.9 million at December 31, 2007. Our retained earnings increased $783,000 during the first quarter of 2008 as our net income of $1.9 million was partially offset by a reduction of $1.1 million resulting from the payment of our first quarter dividend of $0.05 per share. Our accumulated other comprehensive income improved to $1.4 million at March 31, 2008 from a loss of $225,000 at December 31, 2007 as a result of increased fair values of our available for sale investment and mortgage-backed securities. These increases to stockholders’ equity were partially offset by the purchase of approximately 304,000 shares of the Company’s common stock by the 2007 RRP trust for approximately $3.0 million in the aggregate, as part of the Company’s previously announced plans to fund the 2007 RRP.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867.  Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as eleven additional full service branch offices and six limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania.  As of March 31, 2008, Abington Bancorp had $1.1 billion in total assets, $634.1 million in total deposits and $250.0 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)

	March 31, 2008	December 31, 2007

ASSETS

Cash and due from banks	$23,325,047	$22,342,499
Interest-bearing bank balances	45,530,912	45,712,962
Total cash and cash equivalents	68,855,959	68,055,461
Investment securities held to maturity (estimated fair
value—2008, $20,810,251; 2007, $20,656,427)	20,390,728	20,391,268
Investment securities available for sale (amortized cost—
$2008, 91,243,603; 2007, $98,202,711)	92,730,585	98,780,774
Mortgage-backed securities held to maturity (estimated fair
value—2008, $54,210,350; 2007, $45,627,107)	55,078,813	46,891,843
Mortgage-backed securities available for sale (amortized cost—
$2008, 106,032,446; 2007, $94,400,607)	107,244,647	94,124,123
Loans receivable, net of allowance for loan losses
$(2008, 1,850,101; 2007, $1,811,121)	693,615,876	682,038,113
Accrued interest receivable	5,017,220	4,977,909
Federal Home Loan Bank stock—at cost	10,892,400	10,958,700
Cash surrender value - bank owned life insurance	37,774,178	37,298,126
Property and equipment, net	10,850,652	10,759,799
Real estate owned	2,630,603	1,558,000
Deferred tax asset	1,256,026	1,892,051
Prepaid expenses and other assets	1,674,460	1,942,454

TOTAL ASSETS	$1,108,012,147	$1,079,668,621

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$41,559,242	$37,027,767
Interest-bearing	592,560,628	572,584,934
Total deposits	634,119,870	609,612,701
Advances from Federal Home Loan Bank	187,853,499	189,557,572
Other borrowed money	20,480,887	17,453,060
Accrued interest payable	4,749,787	3,498,235
Advances from borrowers for taxes and insurance	3,428,455	2,978,650
Accounts payable and accrued expenses	7,368,461	6,653,343

Total liabilities	858,000,959	829,753,561

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized,
none issued	-	-
Common stock, $0.01 par value, 80,000,000 shares authorized,
issued: 24,460,240 shares, outstanding: 24,449,526 shares	244,602	244,602
Additional paid-in capital	200,826,953	200,634,467
Treasury stock—at cost, 10,714 shares	(104,997)	(104,997)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(15,767,698)	(15,977,458)
Recognition & Retention Plan Trust (RRP)	(4,545,495)	(1,867,065)
Deferred compensation plans trust	(1,162,491)	(1,149,610)
Retained earnings	69,143,177	68,360,520
Accumulated other comprehensive income (loss)	1,377,137	(225,399)

Total stockholders' equity	250,011,188	249,915,060

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,108,012,147	$1,079,668,621

ABINGTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended March 31,
	2008	2007

INTEREST INCOME:
Interest on loans	$10,711,406	$10,368,479
Interest and dividends on investment and
mortgage-backed securities:
Taxable	3,189,189	2,638,797
Tax-exempt	296,775	212,727

Total interest income	14,197,370	13,220,003

INTEREST EXPENSE:
Interest on deposits	4,922,109	5,178,577
Interest on Federal Home Loan Bank advances	2,247,438	2,354,977
Interest on other borrowed money	135,302	184,560

Total interest expense	7,304,849	7,718,114

NET INTEREST INCOME	6,892,521	5,501,889

PROVISION FOR LOAN LOSSES	49,140	3,607

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,843,381	5,498,282

NON-INTEREST INCOME
Service charges	381,909	397,716
Income on bank owned life insurance	476,052	178,467
Loss on sale of securities	(11,758)	-
Other income	107,081	111,267

Total non-interest income	953,284	687,450

NON-INTEREST EXPENSES
Salaries and employee benefits	2,865,186	2,327,544
Occupancy	533,941	436,810
Depreciation	196,993	184,182
Professional services	275,948	161,614
Data processing	382,590	350,676
Advertising and promotions	102,452	95,762
Other	829,110	640,234

Total non-interest expenses	5,186,220	4,196,822

INCOME BEFORE INCOME TAXES	2,610,445	1,988,910

PROVISION FOR INCOME TAXES	692,276	526,478

NET INCOME	$1,918,169	$1,462,432

BASIC EARNINGS PER COMMON SHARE	$0.09	$0.06	*
DILUTED EARNINGS PER COMMON SHARE	$0.08	$0.06	*

BASIC AVERAGE COMMON SHARES OUTSTANDING:	22,352,051	23,361,014	*
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	22,858,601	23,956,386	*

* Earnings per share and average common shares outstanding for the prior period have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on June 27, 2007.

ABINGTON BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

	Three Months Ended March 31,
	2008	2007

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.60%	6.00%
Average rate on interest-bearing liabilities	3.70%	4.07%
Average interest rate spread(2)	1.90%	1.93%
Net interest margin(2)	2.72%	2.50%
Average interest-earning assets to average
interest-bearing liabilities	128.47%	116.28%
Net interest income after provision
for loan losses to non-interest expense	131.95%	131.00%
Total non-interest expense to average assets	1.90%	1.81%
Efficiency ratio(3)	66.11%	67.81%
Return on average assets	0.70%	0.63%
Return on average equity	3.07%	5.09%
Average equity to average assets	22.87%	12.38%

Asset Quality Ratios(4):
Non-performing loans as a percent of
total loans receivable(5)	0.08%	0.38%

Non-performing assets as a percent of
total assets(5)	0.29%	0.25%

Allowance for loan losses as a percent of
non-performing loans	329.77%	67.13%

Net charge-offs or (recoveries) to
average loans receivable	0.01%	0.00%

Capital Ratios(6):
Tier 1 leverage ratio	15.18%	10.55%
Tier 1 risk-based capital ratio	23.90%	16.54%
Total risk-based capital ratio	24.16%	16.81%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2008 and 2007, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.